Exhibit 99.1
Transcript of the Company’s webcast and telephonic discussion on March 4, 2010, regarding the Company’s announcement, by press release issued the same day, of its financial results for the fourth quarter and year ended December 31, 2009
Operator
Good day, ladies and gentlemen, and welcome to the fourth quarter 2009 Move, Inc. earnings conference call. I will be your operator for today. At this time, all participants are in listen only mode. We will conduct a question and answer session towards the end of this conference. (Operator Instructions).
I would now like to turn the call over to Mr. Todd Friedman, Investor Relations. Please proceed.
Todd Friedman:
Thank you, operator. Good afternoon and welcome to our Fourth Quarter 2009 earnings call. On the call today are Steve Berkowitz, our Chief Executive Officer and Rob Krolik, our Chief Financial Officer. Today’s call is being webcast from the Investor Relations’ section of our website, investor.Move.com and will be available for replay, shortly after we conclude. A copy of our press release issued earlier this afternoon, is also available on our website.
Please be advised that some of the comments that will be made today constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act, that involve potential risks and uncertainties concerning Move’s expected financial performance as well as Move’s strategic and operational plans. These potential risks and uncertainties include, among others; decreases or delays in advertising spending, market acceptance of new products and services and our future expected financial results. Additional factors are discussed in the company’s annual and quarterly reports, which are filed with the SEC, and are available on our website. All information discussed on this call is as of March 4, 2010 and Move undertakes no duty to update this information. Results projected on the call today may differ materially from actual results, and should not be considered as a guarantee of future performance. On the call today, we will also be discussing non-GAAP financial measures in talking about the company’s performance. Reconciliations of those measures to GAAP measures, can be found on a table attached to our press release.
I’ll now turn the call over to Rob.

Rob Krolik- Move, Inc. — CFO
Thanks Todd and good afternoon everyone.
For today’s call, I’ll cover the financial results of the quarter, talk about the many operational changes we’ve made over the last year and then talk about our outlook for 2010. Then I’ll turn the call over to Steve to provide color about our 2010 goals and also to discuss how we see the online real estate market and Move’s associated leadership position.
In reviewing the fourth quarter, we executed well against tough real estate market conditions. Revenue of $49.6 million was ahead of our guidance and Adjusted EBITDA was approximately $5 million or 10% of revenue. Please note that adjusted EBITDA excludes non-recurring litigation settlements of $3.9 million and stock based compensation and charges of about $2 million.
A couple of things led to the positive revenue results. One, media advertising revenue benefited from an end-of-the-year bump. Some media advertisers had additional monies they wanted to spend at year end and looked to our network as a good source of return. In addition, the search assist product that we launched in the 4th quarter added a small contribution to revenue. While we continue to refine the product, we have been happy with the sell thru rate which has exceeded our expectations. We look at this product as something to build on in the coming quarters.
While Realtor.com revenues continues to be challenged in the current economic environment, we saw quarter over quarter decline of 2%. Top Producer continues to stabilize, with a positive 1% quarter over quarter result.
When compared to Q4 2008, Realtor.com and Top Producer were down 11% and 3%, respectively. One additional note on the year over year revenue comparison, the sale of our enterprise business in the fourth quarter eliminated approximately $900 thousand in revenue vs. the prior year and about $250 thousand compared to last quarter.
Operationally, the changes we made in 2009 to streamline the business and eliminate unprofitable or distracting revenue lines enabled us to better focus on the key business drivers and free up capital for future investment.

Core operating expenses, defined by the four major expense categories minus stock based compensation and non-recurring charges, were $47.3 million for the quarter, 5% below the $49.9 million we incurred in Q3, and an 11% decline compared to $53 million in the fourth quarter last year.
Our Net loss applicable to common stockholders for the quarter was $4.5 million compared to a net loss of $3.2 million in the same quarter in 2008.
Our gross margin for the quarter was 78%, similar to Q3 2009, but a decline from 80% in Q4 of last year. This is primarily due to the large fixed cost component that remains the same even when revenue declines as well as some higher fulfillment costs in the current quarter vs. last year.
When you look at our cost basis line by line compared to Q4 last year, you can see how we have redeployed resources while reducing total expenses.
Sales and marketing costs declined by 23%, primarily due to decreased marketing spend and reduced people related costs, while G&A expense is down 13% due to our continued cost reduction efforts.
At the same time, year over year product development in the 4th quarter is up by 26%, demonstrating our focus on rebuilding our technology infrastructure to drive our strategic initiatives.
Turning to the balance sheet, cash and short term investments at the end of the year were $107 million, a decrease of $9 million from last quarter mainly due to the $6.5 million investment in our New Homes joint venture, along with legal settlements and capital expenditures. About $2.5M of the legal expense will be paid out in Q1 2010.
During the quarter we received an unfavorable judgment in our arbitration with Citigroup regarding our Auction Rate Securities. While this was disappointing, we do not have an immediate need for the cash and are intending to continue to hold the securities for the foreseeable future. Our $129.4 million in par value securities are reflected on the balance sheet at $111.8 million and continue to pay us interest.
I’ll turn now to a discussion about the operational initiatives that we have been working on for the past twelve months. Overall, we are pleased with the level of progress we have made. While the first half of 2009 was mostly about putting in place a strategy, in the second half of 2009 we moved quickly to properly align our resources and set an operating plan in motion. A key accomplishment in 2009 was assembling the right executive team to deliver against our plans.

As we enter 2010, we have in place a good operating budget, solid sales objectives and a good start to our technology strategy and product roadmap.
On the technology front, Dave Story, our Chief Technology Officer, is pushing ahead our platform and data strategy, focused on a flexible front end, unencumbered by the back end, as well as how we improve our data aggregation abilities. By re-architecting our platform, we are creating a better consumer and customer experience, opening up monetization opportunities not currently available.
Our success on the technology front will also create a strong foundation for the product roadmap that our Chief Product Officer, Scott Boecker, is working on. We have a number of product initiatives underway, most of which I will hold commentary on until they roll out. That said, in January we debuted some features of our new search platform, allowing people to search geographies with far more options — not just by cities, but by neighborhoods and individual addresses. We added auto complete features in the search box and greatly enhanced our search results page which now can display the number of results for key criteria and property features and allows instantaneous filtering. We expect that in the next 6 months consumers will be able to search across all properties, whether or not they are offered for sale, creating property pages for every home in the country.
Now that we are operationally aligned, we need to translate these efforts into revenue. Steve will focus his comments in a moment on industry trends and how we plan to drive future growth, but I want to make a few points about one metric that has an impact on our business.
Last quarter I provided you with our trailing twelve months’ total listings, or what we call historical listing counts. We set showcase contracts with agents based on their total listings from the past twelve months, so I’d describe this as a good forward looking indicator for revenue from our existing showcase customer base. At the end of December, our trailing 12-month historical listing count was 7.1 million, which has stabilized over the last few months. That said, it is down 13% from one year ago and 21% from two years ago.
Now for guidance. Given that it’s March 4th we have good visibility into the first quarter. We currently expect revenue for the first quarter to be around $48 million, with an Adjusted EBITDA target of 10%. Although we had an over-performance in Q4 mainly due to our media segment, we don’t expect to repeat this in Q1 and we currently expect to experience continued headwinds in our core Realtor.com business in the first half of 2010.

For the year, we are raising the bottom of our revenue range and currently expect 2010 revenue to be approximately $186 million to $192 million with an Adjusted EBITDA margin of approximately 10%.
I will make two comments on our long term thinking.
First, as it applies to our Adjusted EBITDA targets beyond 2010. Steve and I both come from internet businesses with significantly higher margins than 10%. While the company was able to expand its margins to 10% in a downturn by cutting costs, the next margin expansion will come from growing revenue, which is what we are here to do. The cost basis in this business is scalable, and when we are able to return the business to a growth profile, the incremental revenue will drive more than 10 cents on the dollar to the bottom line. At this time, given the changes in our business and the continuing difficulty in the real estate market, it is not prudent to set more concrete long term targets. However, it’s important to us to establish for our shareholders that when we think about our 2010 guidance for 10% Adjusted EBITDA margins, our long term aspirations are much higher.
Second, on the revenue side, we prioritize our efforts in three categories. Our first objective is providing value to real estate professionals, through lead generation and branding. Our second objective is on products related to the transaction but broader than the Realtor-consumer relationship.
This would be advertising by real-estate related advertisers like mortgage companies, banks, home improvement companies and the like. And our third objective is on general media advertisers. If you keep that prioritization in mind, you will better understand our product and growth strategy.
With that, I’ll turn the call over to Steve.

Steve Berkowitz- Move, Inc. — CEO:
Thanks, Rob.
     It has been about a year since I joined the company. And while 2009 certainly had its challenges on both an industry and operational level, I believe that we made gains in positioning Move to take advantage of our leadership position in the online real estate space.
     Over the past four quarters, I have been consistently describing a set of assets and objectives that are critical to our success. Rob talked about the operational changes we’ve made — I’ll give more color on how these efforts set up 2010 and also discuss our perspectives on the overall trends we see in our market.
I’ll start with the macro economic environment and then use that context to describe the market as we see it and how we plan to attack the opportunity.
We see a difficult economic environment continuing in the near future. But within the context of that sentiment, let me tell you about the signs of progress we look for and how we are operating in this environment.
Internally, we watch a number of industry metrics, such as delinquency rates, shadow inventory, total listings, total Realtors and growth in the number of transactions where sellers reinvest their proceeds in real estate. These all contribute to our world view and help us plot future product and operational strategies.
Rob mentioned the total number of historical listings.
One thing that impacts listing counts is “shadow inventory”, which is a home that the seller would like to sell but is holding off the market until they have better visibility.
A second point is that banks are holding back listings for some foreclosed properties, also raising the amount of shadow inventory.
And third, the foreclosure rate still trails the delinquency rate by nearly half, which has the potential drive further foreclosures and short-sales. This gap, and the high potential for more foreclosures, has had more effect on housing prices then transaction volume.

The total number of registered Realtors is another important metric that has been declining for the past four years, from a high in 2006 of 1.4 million to a 2009 total of 1.1 million. While we’ve seen contraction in the short term due to the economic conditions, you can also look at the ten year trend, where the number of Realtors has increased over 45% since 1999. It is worth noting that in a large, mature market like real estate you have to always keep an eye on the long term while preparing for the short term.
And one last trend I’ll mention is the continued softness in the number of two-sided transactions, that is where you have a home seller reinvesting their proceeds by purchasing more real estate. You need these dual transactions to foster both stability and recovery of the housing market. Think about any of the recent news out of real estate that has been somewhat positive. First time home buyers are taking advantages of prices and government incentives. At the same time, the sale of foreclosed and bank owned homes has been strong. There are various estimates for the number of distressed transactions, but estimates range from 30-40% of the total market. Someone who is being foreclosed is not buying a new home.
Add to that the number of first time home buyers, which is approaching 50% of all buyers, and you have a significant number of one-and-done transactions. Once foreclosures have worked their way through the system, we expect to see corresponding increases in two sided transaction volume.
While we are operating in this difficult environment, there are opportunities for a company that has strong market share. I believe that at times of market distress, leaders have to step up to innovate and build on their advantages. One year ago we were not in the position to take advantage of our market share. Today, to the benefit of our consumers, and our customers, we are investing across the company to raise the bar to a new level.
I’ll start with our investments in technology, and more specifically, data. One year ago I highlighted data as the underpinning of any go-to-market strategy that we would develop.
We know virtually every listing in the country,
•	how long it’s been listed,

•	how the asking price has changed over time,

•	historical listings,

•	listing agents,

•	how many are buyers agents

•	and so on.
One year ago I said that we should be able to convert data into action more quickly, that we should be able to more quickly analyze this data, understand market trends and behavior patterns and use that information to better drive monetization and the user experience. One year ago that statement was a bunch of bullets on a slide. Today, our technology team has been creating the architecture that is already giving us more flexibility and better processes to quickly develop new applications and revenue sources. This is a technology company that didn’t evolve its technology for many years. In just a short time, we have made tremendous progress achieving a new level of sophistication to help drive our business, although we have lots of work still ahead.
The greatest impact from the focus on data has been on the product side. We closed the year with the launch of several new products. Some of the products released last year, like Facebook widgets and “Ask a Realtor”, were not built to directly drive revenue but to add more value to the services we provide to real estate professionals and consumers. Others, like Search Assist and new products to come in the future, represent additional revenue sources. One year ago, we did not have a complete product vision. Scott Boecker has made an immediate impact on our business by simply creating a process around our product development efforts and working closely with Dave Story, our CTO, to make sure our product and technology visions are aligned.
A relevant example of how we are leveraging our strengths to feed the market is our iPhone app, which we launched in January. . We hit 300,000 downloads in 50 days, a record in the real estate category. The average consumer was using the app twice a day we received great press coverage. Just this last week we received a great review in the March issue of Money magazine that rates us as one of the 4 must have apps.
The key takeaways here are two-fold. One, this is an app that we could not have created one year ago. We didn’t have the technology flexibility and we didn’t have the focus. And two, it leverages a core advantage that we have not done a very good job exploiting. We have the most comprehensive, up-to-date and accurate listing content in the industry. It is not about the pure number of listings. In fact, there are some sites that would claim to have more listings. But listings are useless if the information is not current, if it is not accurate, and if it is not relevant. Our iPhone app leverages our data and our deep industry relationships to create compelling content that both engages consumers in a powerful way AND completes the cycle by returning that engagement to real estate professionals.
You may have noticed that I keep returning my comments back to the value of the real estate professional and the importance of accurate, comprehensive and timely content.

First let me talk about our core customer and partner — the Real Estate professional:

The evolving role of the real estate professional has been a hot topic in the industry for some time. I want to spend a few minutes giving you our perspective on this evolution.
For starters, I’ll say that anyone who expects the real estate professionals’ role to remain static is not being realistic. The role of the real estate professional has and will continue to evolve in the future. As consumers have access to more information through more sources and new tools, we believe the real estate professional becomes even more critical in helping to understand and interpret that information.
When you are making a decision to buy a home, you’re making probably one of the biggest money and life decisions you’ll ever make. Thanks to the internet, you can quickly find information about any home, its amenities, its tax records, its ESTIMATED value and many other pieces of data.
What makes this confusing is that there is more than one source for all this information?

Consider this example. You might think that it is easier to determine the value of your home than in the past, but there are many publicly available AVM’s — Automated Valuation Models
The questions that raises are very interesting .... Questions like....
•	Are they accurate? Sometimes YES and sometimes NO...

•	Do they contradict each other? “YES”.

•	Can a computer algorithm tell you that there is a new kitchen, beautiful landscaping, or that there is bad drainage at house “A” and not at house B? No Not really.

•	Can it incorporate all the factors that drive “real” valuations in a calculated model? Sometimes yes but more often, no.
So there is significant, yet conflicting information about the value of your home online. Moreover, the transaction hasn’t become simpler. If anything, they’ve become more expensive and more complex, so while the nature of the real estate professional’s role may be changing, that role is still tremendously important to the consumer at large.
As with online home valuations, even core information on homes for sale is often inaccurate or out-of-date on sites other than Realtor.com.
WHY:

Because we have invested heavily in the accuracy of our content, such as our technology and relationships with MLSs that gets most updates every 15 minutes or so.
We focus on working to be the best partner for MLS’s and real estate professionals.

We have learned that it is much more than just listing counts that matter. Making sure you have the most current status, price and information along with selection is the key to success.
What does this mean for Move:
We are committed to building our products so that they are friendly and valuable to both consumers AND real estate professionals.
We have a unique position to deliver this value. The Move Network has long held the dominant position as the leader in online real estate. In the fourth quarter, the Move Network once again led the market in terms of unique users and total minutes of engagement, as we did every month in 2009
When you look at the total minutes spent among the top 8 online real estate sites in 2009, the advantage is staggering. In 2009, consumers spent 2 1/2 billion minutes on our sites. The next most active site has about a quarter of our engagement, and combined the next 7 players don’t add up to our total. The message here is simple. For real estate professionals and advertisers who want to connect with real estate consumers, and for consumers who want to connect with knowledgeable real estate experts, we are the overwhelming best choice.
In 2010 we’ll go further in facilitating these relationships through things like:
•	Continuing to work with all our partners to have the richest, accurate, and frequently updated listing content on the web.

•	Surfacing the other comprehensive data available on our site but not frequently accessed by consumers, such as transaction and tax information from public records, detailed neighborhood, school, demographic and psychographic information, and so on. And providing this information in a fast, easy-to-use interface.

•	Providing new ways to search our content from a single search box

•	Leveraging the data we collect on activity to deliver new summary features on trends to consumers and our customers

•	Build more applications that benefit everyone in the value chain like our free iPhone App

•	And we will continue to drive tighter integration between Realtor.com and our Top Producer suite of products.

I believe we are making the right moves. It was challenging to move from a business line organization to a more functional organization, but we tackled that challenge and succeeded in 2009. We set out a strategy twelve months ago and today that core strategy is intact. Our original assumptions about our biggest assets and challenges have proven correct, which is encouraging and gives us the conviction to press ahead even harder. As we’ve said, execution off our strong asset base and our industry leading position is the key.
With that, I’ll open the call up to questions.
QUESTION AND ANSWER
Operator
(Operator Instructions). Your first question comes from Anil Gupta with Oppenheimer, please proceed.
Jason Helfstein - Oppenheimer & Co. — Analyst
Hi, it is actually Jason Helfstein. How are you guys doing? Two questions, or I guess three. Any update on consumer advertising, any comment there. And do expect that to be a driver in any way in 2010? Then, are you starting to experiment with any type of CPA programs which could be incremental revenue drivers in the future or not yet? Thanks.
Steve Berkowitz - Move, Inc. — CEO
In terms of CPA programs, no, we have not yet started to experiment with them although we believe there is tremendous potential. One of our big focuses this year will be on what we call full page yield, understanding how our site works in great detail and understanding how all the products and services that we deliver interact on full-page yield. In terms of consumer advertising, Rob made the point that a very significant portion of our revenue comes directly from the real estate professional and the real estate channels. So our focus continues to be on that, and the media part of our business will be ancillary or incremental to that, and it really is not a significant portion of our revenue although we think it can be more as we continue to focus on it.
Jason Helfstein - Oppenheimer & Co. — Analyst
And a follow-up, just staying on display, anything to make us think you could get more display advertising out of that real estate vertical?
Steve Berkowitz - Move, Inc. — CEO

Again, I think for us it really comes down to, as we continue to launch these platforms, the analytics that lie underneath it, we believe, are going to, in a sense, unlock the value of that inventory. And so we believe once we are able to sit down and actually have that really detailed conversations about the value of the engagement we deliver, we will see what that yields us in the future.
Jason Helfstein - Oppenheimer & Co. — Analyst
Do you think that is a 2010 type event discussion with realtors or do you think that’s perhaps beyond that?
Steve Berkowitz - Move, Inc. — CEO
It is a latter half of the year discussion. It is a discussion that goes on every day but actually as we get the data platforms in place, which will be towards the late half of the year, we feel like we will be in a very good position to have those discussions.
Jason Helfstein - Oppenheimer & Co. — Analyst
Thank you.
Operator
(Operator Instructions). We have a question with Mitch Bartlett from Craig-Hallum. Please proceed.
Mitchell Bartlett - Craig-Hallum Capital Group — Analyst
I missed the last question so hopefully this isn’t redundant. Could you talk about the integration to the consumer of more of the TOP PRODUCER data or how the closer alignment you talked about between the two.
Steve Berkowitz - Move, Inc. — CEO
Sure. TOP PRODUCER is a desktop marketing solution for realtors. And so for us, what we want to be able to do with TOP PRODUCER is to actually make it, continue to make it more of a marketing assistant or a marketing package for realtors. By combining the consumer data that comes in from REALTOR.com, as well as other sites, the ability to turn that into lead management and lead generation is where we are heading with TOP PRODUCER. We are going to continue to make it a significantly more focused on a marketing tool that will integrate contact management, but it really is going to become, hopefully, the desktop marketing tool for realtors.
Mitchell Bartlett - Craig-Hallum Capital Group — Analyst
So they can see how many leads they are getting and you can price accordingly?

Steve Berkowitz - Move, Inc. — CEO
Yes, and actually help them manage the lead flow between medium leads, cold leads, hot leads. Leads that come in. One of the things we’ve done lots of studies on is how many phone calls people get and what they do, how many times the realtor picks up the phone, doesn’t pick up the phone. We’ve done some surveys. The more we can assist the realtor in managing their business, the more money we think over time they will spend with us.
Mitchell Bartlett - Craig-Hallum Capital Group — Analyst
Absolutely. There is a switchover point at which point you begin to present this new data set and then charge accordingly. When does that happen? Or how does that happen?
Steve Berkowitz - Move, Inc. — CEO
Again, our focus in the first half of 2010, as it was in the last half of 2009, is to get our products to market. As we get our products to market — I should say better products, we get products to market all the time — but as we get these better products to market, we get better reporting, we’re going to be able to go back and actually sit down with each of our customers and actually talk about the value exchange, and really talk about how is the best way to price that value exchange, and how do we look to the future. Given the level of engagement that we have, given the time that people are spending on our sites, intuitively we feel really strongly that we are actively driving people to properties and actually driving people to buying agents and listing agents. Our goal has to be to be able to put that into perspective which I think will give us ultimately over time a more convincing, more understandable pitch and actually equate the value to the traffic we have.
Mitchell Bartlett - Craig-Hallum Capital Group — Analyst
In terms of competition, anything you have seen, anybody evolving any new strategies that you’ve seen that you could discuss?
Steve Berkowitz - Move, Inc. — CEO
We understand what the competition is doing, but we are very much focused on the fact that today it is about giving a complete set of experiences to the consumer which in turn empowers the two-sided relationship. Our focus is that there is a ton of content out there, there’s a ton of information out there, there’s tons of conflicting content out there. So our goal is actually on the listing side which is a position we’ve had for a long time and we’ll continue to have. We are going to really focus on being the most up-to-date, the most accurate. And then in terms of aggregating the content on the other properties, we have all of that, a lot of that, and now it is our ability to actually integrate it and display it out because it’s already on the site, we just haven’t brought it to the surface.
Mitchell Bartlett - Craig-Hallum Capital Group — Analyst
Thank you.
Operator
At this time we have no further questions. I would like to turn the call over to Steve Berkowitz for closing remarks.
Steve Berkowitz - Move, Inc. — CEO
Thank you very much and we will be speaking to you quite soon and we look forward to speaking with you in a couple months. Thanks.
Operator
Thank you for your participation in today’s conference. This concludes your presentation. You may now disconnect and have a great day.